Exhibit 99.1

Affiliates of CVC Fund VII Complete Tender Offer for All Outstanding Shares of ConvergeOne

Eagan, MN – January 4, 2019 – On January 4, 2019, ConvergeOne Holdings, Inc. (Nasdaq: CVON) (“ConvergeOne” or the “Company”) and PVKG Merger Sub, Inc. (“Offeror”) announced that Offeror has successfully completed its offer to purchase all outstanding shares of common stock of ConvergeOne for $12.50 per share, net to the seller in cash, without interest and less any withholding of taxes required by applicable law.

The tender offer, which was made pursuant to the Agreement and Plan of Merger, entered into by ConvergeOne, PVKG Intermediate Holdings Inc. (“Parent”) and Offeror on November 6, 2018 (the “Merger Agreement”), expired at 5:00 p.m., Eastern time, on January 3, 2019. As of the expiration of the tender offer, 73,678,798 shares of ConvergeOne common stock had been validly tendered and not properly withdrawn, representing approximately 97.48 percent of the outstanding shares of ConvergeOne common stock. As of the expiration of the tender offer, Notices of Guaranteed Delivery had been delivered for 1,141,079 shares of ConvergeOne common stock, representing approximately 1.5 percent of the outstanding shares of ConvergeOne common stock. All shares that were validly tendered and not properly withdrawn have been accepted by Offeror for payment in accordance with the terms of the tender offer and applicable law.

Parent and Offeror expect to complete the acquisition of ConvergeOne later today through a merger without a vote or meeting of ConvergeOne’s stockholders pursuant to the terms of the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware. All remaining shares of ConvergeOne common stock not purchased in the tender offer will be converted into the right to receive the same per share consideration of $12.50 in cash, without interest and less any withholding of taxes required by applicable law, that will be paid in the tender offer. Upon completion of the merger, ConvergeOne will become a wholly owned subsidiary of Parent and ConvergeOne common stock will cease to be traded on the Nasdaq Global Market.

Raymond James & Associates and William Blair acted as financial advisors to ConvergeOne in connection with the transaction. Raymond James & Associates, William Blair and Jefferies LLC provided fairness opinions to ConvergeOne’s Board of Directors. Cooley LLP served as legal counsel to ConvergeOne. Deutsche Bank and UBS Investment Bank acted as financial advisors to CVC Capital Partners (“CVC”), and White & Case LLP served as CVC’s legal counsel in connection with the transaction.

About ConvergeOne

Founded in 1993, ConvergeOne is a leading global IT services provider of collaboration and technology solutions for large and medium enterprises with decades of experience assisting customers to transform their digital infrastructure and realize a return on investment. Over 10,400 enterprise and mid-market customers trust ConvergeOne with collaboration, enterprise networking, data center, cloud and security solutions to achieve business outcomes. Our investments in cloud infrastructure and managed services provide transformational opportunities for customers to achieve financial and operational benefits with leading technologies. ConvergeOne has partnerships with more than 300 global industry leaders, including Avaya, Cisco, IBM, Genesys and Microsoft to customize specific business outcomes. ConvergeOne delivers solutions with a full lifecycle approach including strategy, design and implementation with professional, managed and support services. ConvergeOne holds more than 6,000 technical certifications across hundreds of engineers throughout North America including three Customer Success Centers. More information is available at www.convergeone.com.

About CVC Capital Partners

CVC is a leading private equity and investment advisory firm. Founded in 1981, CVC today has a network of 24 offices and approximately 450 employees throughout Europe, Asia and the US. To date, CVC has secured commitments of over US$110 billion from some of the world’s leading institutional investors across its private equity and credit strategies. In total, CVC currently manages over US$70 billion of assets. Today, funds managed or advised by CVC are invested in 71 companies worldwide, employing c.295,000 people in numerous countries. Together, these companies have combined annual sales of approximately US$100 billion. For further information about CVC, please visit www.cvc.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including, but not limited to, the proposed acquisition of ConvergeOne by affiliates of CVC Fund VII (“CVC VII”), the capabilities of the combined company following the acquisition, statements regarding the proposed transaction between affiliates of CVC VII and ConvergeOne, the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about affiliates of CVC VII, CVC VII or ConvergeOne managements’ future expectations, beliefs, goals, plans or prospects, are subject to known and unknown risks and uncertainties such as, but not limited to, those described in ConvergeOne’s periodic reports on file with the U.S. Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on CVC VII’s and ConvergeOne’s current plans and expectations and are subject to or involve certain known and unknown risks and uncertainties that could cause actual future events or results to be different from those described in or implied by the forward-looking statements. Risks and uncertainties include, among other things, risks related to changes in facts and circumstances and other uncertainties concerning the proposed transaction. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by applicable law or regulation, CVC VII and ConvergeOne undertake no obligation to update or revise any of these forward-looking statements to reflect future events or circumstances. Further information about these matters can be found in ConvergeOne’s SEC filings that are available at www.sec.gov. CVC VII and ConvergeOne caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

Media Contacts:

Converge One Holdings, Inc.

Scott Clark

Vice President, Marketing, ConvergeOne

651-393-3957

sclark@convergeone.com

CVC Capital Partners

Tom Faust

Stanton Public Relations & Marketing

646-502-3513

cvc@stantonprm.com

2